Exhibit 99.9

October 17, 2017

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, California 94583

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Galena Biopharma, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/consent solicitation statement.

Sincerely,

/s/ Angelos Stergiou
Angelos Stergiou, M.D., Sc.D. h.c.